Exhibit 10.1

                    SEPARATION AGREEMENT AND GENERAL RELEASE
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Mr. Rick Gordon                                              February ____, 2006
c/o All American Semiconductor, Inc.
16115 N.W. 52nd Avenue
Miami, Florida 33014

Dear Rick:

         This letter is being sent at your request on behalf of All American Semiconductor, Inc. (the "Company") and is concerning the terms of your separation from employment with the Company. In order to avoid any questions or disputes as to the interpretation of any of the provisions of the Employment Agreement, made and entered into on April 27, 2000, between you and the Company (the "Employment Agreement") and in order to avoid any dispute as to whether or not any compensation or severance obligations exist, and, if so, how much, we have each agreed that the Company will pay the compensation and/or severance obligations as set forth in this Separation Agreement and General Release (this "Agreement") and nothing more. Any terms not defined in this Agreement that are defined in the Employment Agreement will have the meanings ascribed to them in the Employment Agreement.

         1. Your employment with the Company and/or any of its affiliates terminated effective February 28, 2006.

         2. In consideration of your acceptance of and agreement with this Agreement and in full and complete satisfaction, payment and provision of any and all salary, base salary, Cash Bonus, payments, wages, overtime, reimbursements, paid time off, used or unused vacation time, deferred compensation, insurance, programs, pensions, plans, benefits, and other remuneration and/or compensation of any kind whatsoever through the last date of your employment and for all periods thereafter, and all amounts due or to become due you under the Employment Agreement or otherwise, you and the Company, on behalf of itself and all of the "Released Parties" as defined below, agree that following (collectively the "Severance") will apply and nothing else:

                  (a) The Company will pay you, as "base salary" of $ 216,300 for the period from March 1, 2006 to February 28, 2007 and $ 227,115 for the period from March 1, 2007 to February 29, 2008. The "base salary" shall be payable on the same basis as the Company, from time to time, generally pays its employees, and the provisions of Section 5(b) of the Employment Agreement concerning any new employment shall continue to apply. You agree to advise the Company of any compensation you earn other than the Severance with respect to the period of March 1, 2006 through February 29, 2008 to be set off against any of the Severance the Company has agreed to pay.

                  (b) You will continue to be entitled to receive the "Cash Bonus" if any is earned, as described in Section 3(a) of the Employment Agreement for the calendar year 2006 and the calendar year 2007 in the amounts, with the limits and as and when provided in Section 3(a) of the Employment Agreement. You will not be entitled to any bonus attributable to any period after December 31, 2007.

                  (c) Through February 29, 2008, you will be entitled to participate in the medical insurance program offered by the Company from time to time to all employees on the same terms and conditions as offered to all other employees from time to time, on the basis set forth below and subject to the provisions in this paragraph that follow. Your contribution level through August 31, 2006 shall be the same as was in effect for February 2006. Beginning September 1, 2006, you will be entitled to medical insurance as and to the extent required under the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA"). If you are eligible for COBRA and do elect the coverage available under COBRA, then the Company will, through the end of February 2008, reimburse you monthly in an amount equal to the difference between the monthly amount you were contributing to the Company's medical insurance program before you started COBRA and the amount you are required to pay under COBRA

                  (d) You have indicated that the Lexus that you are currently using is leased by both you and the Company. You have also indicated that, as of February 6, 2006, there were twenty seven (27) monthly payments remaining on the lease for this automobile. The Company agrees to make the twenty seven (27) monthly payments that you say are remaining. To the extent allowed by the Company's insurance carrier(s) the Company will continue the automobile insurance that it currently has on such vehicle except that such insurance will only cover you as the driver of this vehicle and will not cover you as a driver of any other vehicle. If the Company's current or future insurance carrier(s) refuse(s) this coverage, than the Company shall have no obligation in this regard and you shall obtain all insurance coverages reasonably requested by the Company for which you will be reimbursed by the Company. You agree that you will be the primary driver of this vehicle and that you will not permit anyone else to drive the vehicle except your wife in limited circumstances. You will provide us with proof of insurance that confirms that you have all insurances reasonably requested by the Company and all insurances required to comply with your umbrella coverage which umbrella should provide coverage of no less that $1 million. You will be responsible for obtaining your own automobile insurance on all other vehicles. In the event that you elect at any time to buy out the lease on this Lexus or in any other way have the Company released from responsibility under the current lease on this vehicle, then the Company will make the payments remaining under the twenty seven (27) monthly payment obligation directly to you if you request.

                  (e) You may keep the cell phone and the telephone number and the laptop computer provided to you by the Company. You have agreed to be responsible for any cell phone charges attributable to any period after February 28, 2006 and, in connection therewith, you have agreed to change the responsible billing party and address with respect to the cell phone to be you and your address.

                  (f) The life insurance policy described in Section 3(d) of the Employment Agreement will be transferred to you, if it has not already been transferred.

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

                  (g) You are entitled to your vested account from the Company's 401(k) Plan in accordance with the terms and provisions of such plan.

                  (h) You will have the right until May 29, 2006 to exercise your outstanding stock options that are vested as of February 28, 2006 in accordance with the terms thereof. You understand that you need to continue to comply with the "insider" trading rules with respect to when you can buy, sell or trade in any Company stock other than just exercising an option to purchase Company stock.

                  (i) The Company will pay you $23,000 after your termination of employment in lieu of any other amounts due under or with respect to any deferred compensation plan.

         3. You hereby reaffirm and agree to be bound by and comply with all of the covenants and restrictions set forth in Section 6 of the Employment Agreement, all of which survive the termination of your employment with the Company. The Company agrees that it will not make any election it may have under the Employment Agreement to cease any of the Severance which election to stop Severance may have been available to the Company in exchange for releasing you from certain of the restrictions of Section 6 of the Employment Agreement. You agree that the Company has a right to stop paying the Severance in the event that you are not complying with the terms of Section 6 of the Employment Agreement in which event the Severance shall permanently cease and you shall repay all amounts constituting Severance received by you. In the event that all of the provisions of Section 6 have been complied with in accordance with their terms through February 29, 2008, then the Company will increase the Severance and pay you an additional twenty five thousand dollars ($25,000) within 30 days after February 29, 2008.

         4. You acknowledge and agree that the Severance constitutes good and sufficient consideration for this Agreement and that you will not make any claim for any additional wages, overtime, paid time off, used or unused vacation time, bonuses, salary, base salary, Cash Bonus, payments, reimbursements, deferred compensation, insurance, programs, pensions, plans, and/or any other benefits, remuneration or compensation of any kind whatsoever through the last date of your employment and for all periods thereafter, to which you were or may have been entitled by virtue of your employment with the Company (and/or its affiliates) or the Employment Agreement or otherwise.

         5. In exchange for the consideration set forth in this Agreement you (on behalf of yourself and any beneficiaries, successors and assigns and anyone claiming by and/or through you) hereby unconditionally, irrevocably and voluntarily forever waive, release, discharge, covenant not to sue with respect to, and agree to hold the Company and all of its affiliated entities and their respective successors, officers, directors and employees (collectively the "Released Parties") harmless against, the assertion of each and every action, claim, right or demand of any kind or nature, known or unknown or contingent or otherwise, which you have or may have against any of the Released Parties up until the date of the execution of this Agreement with respect to your employment or the termination of your employment. This includes any and all claims, rights, actions, liabilities or demands of whatsoever nature which might

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

be raised pursuant to any constitution, law, regulation, ordinance, statute, or common law theory or other authority, whether in tort, contract, equity or otherwise, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 1981, the Civil Rights Act of 1866, 1871, 1964 and 1991, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Pregnancy Discrimination Act, the Family and Medical Leave Act, the Americans with Disabilities Act of 1990, Fair Labor Standards Act, Labor Management Relations Act, the Older Workers Benefit Protection Act, the Age Discrimination in Employment Act of 1967 ("ADEA"), the Rehabilitation Act of 1973, the Equal Pay Act of 1963, the Florida Civil Rights Act, the Florida Whistle-Blower's Act, Fla. Stat. Section 440.205, and any other applicable federal or state or local laws, regulations or rules, including any local ordinances, or any common law causes of action, including, without limitation, claims for breach of contract, constitutional violation, intentional tort, negligence, wrongful discharge or claims of personal injury, together with any expenses, costs and attorney's fees which might be raised pursuant to the above stated laws. You expressly intend this release to reach to the maximum extent provided by law. You warrant that you have not filed any legal proceeding, whether in court or with an administrative agency, and you have not made any assignment to anyone of any claims against any of the Released Parties. This Agreement is intended to be a full and complete release of all claims against all of the Released Parties. If you nevertheless initiate a lawsuit or other claim against any of the Released Parties in contradiction to this Agreement the Company and/or any of the Released Parties shall be entitled to a set off in the amounts you have received under this Agreement or from any amounts thereafter due under this Agreement.

         6. From the time of your execution of this Agreement, you agree to continue to abide by all of the terms and conditions of the Employment Agreement which are not inconsistent with this Agreement and which survive the termination of your employment and to refrain from making any negative or disparaging comments about any of the Released Parties.

         7. The parties acknowledge that nothing in this Agreement constitutes an admission by any of the parties of any improper or unlawful act(s) or of any (a) violation of any statute, regulation, or other provision of statutory, regulatory, constitutional or common law, (b) breach of contract, or
(c) commission of any tort. The parties forever waive all rights to assert that this Agreement was the result of a mistake in law or in facts.

         8.       By signing this Agreement, you agree and certify that:

                  (a) You have carefully read and fully understand all of the provisions of this Agreement;

                  (b) You understand and agree that you are and have been allowed a reasonable period of time (up to 21 days) from receipt of this Agreement to consider the terms of the Agreement before signing it and, if you elect to sign before the expiration of 21 days, you will do so of your own free will without any duress to waive your right to the full 21 day period;

                  (c) You have been encouraged, and you are advised in writing by this Agreement, to consider the terms of this Agreement and consult with an attorney of your choice before signing this Agreement;

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

                  (d) You agree to the terms of the Agreement knowingly, voluntarily, and without intimidation, coercion, or pressure, and intend to be legally bound by this Agreement; and

                  (e) You specifically acknowledge that you are waiving and releasing any rights you may have under the ADEA and that this waiver is knowing and voluntary. You further acknowledge that you have been advised in writing by this Agreement that you have at least seven (7) days following the execution of this Agreement to revoke this Agreement and that this Agreement shall not become effective until the revocation period has expired.

         9. This Agreement and the Employment Agreement, to the extent not inconsistent with this Agreement, constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and all prior discussions and negotiations, directly or indirectly, regarding the termination of your employment and salary, base salary, Cash Bonus, payments, wages, overtime, reimbursements, paid time off, used or unused vacation time, deferred compensation, insurance, programs, pensions, plans, benefits, and other remuneration and/or compensation of any kind whatsoever are merged into this Agreement. This Agreement may not be modified except as may be set forth in writing and executed by the parties hereto. The parties acknowledge that there are no other promises, agreements, conditions, undertakings, warranties, or representations, oral or written, express or implied, between them other than as set forth herein or in the Employment Agreement to the extent that the provisions of the Employment Agreement are not modified by this Agreement.

         10. This Agreement shall be construed, enforced and interpreted in accordance with the laws of the State of Florida without giving effect to any conflict of laws principles. Any legal proceedings and other actions to enforce or construe or arising from the Employment Agreement or this Agreement shall be commenced only and exclusively in Miami-Dade County, Florida. Both of us agree to the exclusive jurisdiction and venue in the Courts of Miami-Dade County, Florida. Should any action be brought regarding the enforceability of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' and paralegals' fees and costs, including any fees and costs before and at trial and at all appellate levels.

         11. If one or more provisions of this Agreement shall be ruled unenforceable, the Company may elect to enforce the remainder of this Agreement.

         To accept and agree to this Agreement, please execute this Agreement in the space provided below and return it to the undersigned.

                                      All American Semiconductor, Inc. on behalf of itself and all Released Parties

/s/ RICK GORDON                       By: /s/ HOWARD L. FLANDERS
---------------------------------         --------------------------------------
Rick Gordon                               Howard L. Flanders
                                          Executive Vice President and
                                          Chief Financial Officer of the Company
Dated March 24, 2006
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